EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES THE
FILING OF TWO REGISTRATION STATEMENTS

BLAIRSVILLE, GA – April 16, 2012 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”).  When declared effective by the SEC, the shelf registration statement will permit United, from time to time, to offer and sell up to an aggregate of $300 million in debt and equity securities.  The specific terms and prices will be determined at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of the offering.  The shelf registration statement replaces United’s prior $300 million universal shelf registration statement that is no longer effective.

“Although we have no current plans to issue securities at this time, it is our longstanding practice to maintain an effective and up-to-date universal shelf registration statement to ensure flexibility should the need arise,” stated Jimmy Tallent, United’s president and chief executive officer.

“Additionally, we have filed a registration statement on Form S-3 with the SEC for the potential resale of the Treasury’s $180 million of United’s preferred stock and the related warrant to purchase common stock of United,” commented Tallent.  “The filing today replaces United’s prior resale registration statement that is no longer effective.  As part of our participation in Treasury’s Troubled Asset Relief Capital Purchase Program, we are required to maintain an effective resale registration statement with respect to the securities currently held by Treasury.”

This press release is neither an offer to purchase, nor a solicitation to buy, any securities of United.  A prospectus supplement will describe the terms of any particular offering made under either registration statement.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $7.0 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee.  United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at United’s web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements.  For a discussion of some risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission, including its 2011 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors” and its Current Reports on Form 8-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.